Exhibit 8.1

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March 14, 2022 Ortho Clinical Diagnostics Holdings plc 1001 Route 202 Raritan, NJ 08869	Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:	U.S. Federal Income Tax Considerations

To the addressees set forth above:

We have acted as special United States tax counsel to Ortho Clinical Diagnostics Holdings plc, a public limited company incorporated under the laws of England and Wales (“Ortho”), in connection with the transactions contemplated by the business combination agreement, dated as of December 22, 2021 (as amended or modified from time to time, the “Business Combination Agreement”), by and among Ortho, Quidel Corporation, a Delaware corporation (“Quidel”), Coronado Topco, Inc., a Delaware Corporation (“Topco”), Orca Holdco, Inc., a Delaware corporation and wholly owned subsidiary of Topco (“U.S. Holdco Sub”), Laguna Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Topco, and Orca Holdco 2, Inc. , a Delaware corporation and wholly owned subsidiary of U.S. Holdco Sub (the “Business Combinations”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement (defined below).

This opinion is being delivered in connection with the Registration Statement (File No. 333-262434) of Topco, on Form S-4 filed on January 31, 2022 with the Securities and Exchange Commission and the related proxy statement/prospectus, each as amended and supplemented through the date hereof (together, the “Registration Statement”).

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Business Combination Agreement (including any exhibits and schedules thereto); (iii) the officer’s certificate delivered to us by each of Ortho and Quidel for purposes of this opinion (collectively, the “Tax Certificates”); and (iv) such other documents and records as we have deemed necessary or appropriate as a basis for our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies thereof, and the authenticity of the originals of such copies. We have not made an independent investigation of the facts set forth in any documents that we have examined.

March 14, 2022

In rendering our opinion, we have assumed that (i) the Business Combinations will be consummated in the manner described in the Registration Statement and the Business Combination Agreement, and will be effective under applicable law, and none of the terms or conditions contained in either the Registration Statement or the Business Combination Agreement will be waived or modified and (ii) the facts relating to the Business Combinations are accurately and completely reflected in the Registration Statement, the Business Combination Agreement, the Tax Certificates, and other documents and records referred to above. In addition, our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above and all representations made to us in the documents referred to above being true, accurate and complete without regard to any qualifications as to knowledge or belief. Furthermore, our opinion assumes the accuracy of any advice or opinion rendered by other counsel.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein and in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations to U.S. Holders of Ortho Shares of the Ortho Scheme—Receipt of Topco Shares and Cash in Exchange for Ortho Shares,” we are of the opinion that under current United States federal income tax law, (1) the Ortho Scheme, taken together with the Quidel Merger, will qualify as a transaction described in Section 351 of the Code for United States federal income tax purposes and (2) as a result, gain (but not loss) will be recognized by a U.S. Holder of Ortho Shares on the exchange of Ortho Shares for a combination of cash and Topco Shares pursuant to the Ortho Scheme in an amount equal to the lesser of: (a) the excess of (i) the sum of the fair market value of the Topco Shares and the amount of cash received by such U.S. Holder over (ii) such U.S. Holder’s tax basis in its Ortho Shares, and (b) the amount of cash received by such U.S. Holder pursuant to the Ortho Scheme. We express no opinion on any other potential United States federal income tax consequences of the Ortho Scheme or the Quidel Merger, including the potential United States federal income tax consequences of the Ortho Scheme pursuant to the passive foreign investment company rules.

This opinion is being delivered prior to the consummation of the Business Combinations and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

March 14, 2022

Except as expressly set forth above, we express no other opinion. This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP